                                                                      EXHIBIT 11




                         MARINE MANAGEMENT SYSTEMS, INC.
          COMPUTATION OF EARNINGS PER COMMON SHARE FOR THE THREE MONTHS
                                     ENDING
                        MARCH 31, 1997 AND MARCH 31, 1996
                                   (UNAUDITED)


                                                              1997             1996
                                                          -----------      -----------
Common shares outstanding at January 1:                     2,701,110        2,007,576

Effective shares issuable under common stock options,
  warrants, convertable securities using the Treasury
  Stock Method:                                               335,667          628,097

Receivable shares:                                            (77,767)         (77,767)
                                                          -----------      -----------

Weighted average shares outstanding:                        2,959,010        2,557,906
                                                          ===========      ===========

Net loss for period:                                      $  (527,854)     $  (238,923)

Excess proceeds using Treasury Stock Method:                     --             25,710

Adjusted net loss:                                        $  (527,854)     $  (213,213)
                                                          -----------      -----------

Loss per share:                                           $     (0.18)     $     (0.08)
                                                          ===========      ===========

                 See accompanying Notes to Financial Statements